Exhibit 99.1

Newfield Exploration Reports First Quarter 2018 Results

Company achieves quarterly record net domestic production of 173,600 BOEPD
Net domestic crude oil production averages more than 71,500 BOPD in first quarter
Anadarko Basin first quarter net production averages record 117,500 BOEPD

The Woodlands, Texas - May 1, 2018 - Newfield Exploration Company (NYSE: NFX) today announced first quarter 2018 unaudited financial and operating results. Additional details can be found in the Company’s @NFX publication, located on its website http://www.newfield.com.

Newfield plans to host a conference call at 10 a.m. CDT on May 2, 2018. To listen to the call, please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 323-794-2551 and provide conference code 3053206 at least 10 minutes prior to the scheduled start time.

First Quarter Highlights

•                  In the first quarter of 2018, both domestic net production and Anadarko Basin net production exceeded the high-end of the Company’s guidance ranges. First quarter 2018 domestic net production was 173,600 BOEPD (41% oil and 61% liquids). The better than expected results during the quarter were primarily related to higher volumes from the Anadarko Basin, which averaged approximately 117,500 BOEPD during the first quarter.

•                  Consolidated production for the first quarter of 2018 was 176,500 BOEPD (42% oil, and 62% liquids). The Company lifted 261,000 net barrels from its offshore oil field in China.

•                  First quarter 2018 capital investments were $345 million and the Company reiterated its full year capital investment plan of approximately $1.3 billion.

•                  During the first quarter, Newfield amended and extended its unsecured credit facility by $200 million to a total capacity of $2.0 billion. The term was extended to May 2023.  As of March 31, 2018 the Company had no borrowings on the facility.

•                  The Company continues to see strong returns from its development drilling campaign in STACK. To date, Newfield has drilled or participated in more than 85 infill wells. These developments have tested as many as 12 wells per drilling spacing unit and results to date on average exceed our three-year plan well performance estimates. Long-term production updates for these various infill developments can be found in the Company’s @NFX publication.

•                  As part of an ongoing drilling campaign to hold acreage by production, the Company turned to sales several new wells in the Western STACK region of Blaine and Custer Counties, Oklahoma. The Debbie and Sandrock wells attained early gross production rates of nearly 30 MMcfe/d. The Sawyer and Lois wells had

24-hour gross initial rates of 2,483 BOEPD (54% oil) and 1,842 BOEPD (40% oil), respectively. As expected, due to the geographic location of these HBP wells, the production was weighted toward natural gas — but results demonstrate the potential of this region. With the recent completion of these wells, Newfield’s acreage position in this area is substantially all held by production. Additional information regarding these Western STACK wells is available in @NFX.

•                  Realized crude oil prices during the first quarter of 2018 in STACK averaged approximately 100% of NYMEX WTI.  Domestic natural gas prices in first quarter averaged more than 90% of Henry Hub pricing as a result of Newfield’s proactive marketing initiatives. Detailed information on realizations for the first quarter can be found in @NFX.

First Quarter 2018 Financial and Production Summary

For the first quarter, the Company recorded net income of $86 million, or $0.43 per diluted share (all per share amounts are on a diluted basis). Earnings were impacted by an unrealized derivative loss of $79 million, or $0.39 per share. After adjusting for the effect of the unrealized derivative loss during the period, net income would have been $165 million, or $0.82 per share. See the “Explanation and Reconciliation of Non-GAAP Financial Measures” at the end of this press release for additional disclosures.

Revenues for the first quarter were $580 million. Net cash provided by operating activities was $260 million. Discretionary cash flow from operations was $321 million.

Newfield’s consolidated net production in the first quarter of 2018 was approximately 176,500 BOEPD, comprised of 42% oil, 20% natural gas liquids and 38% natural gas. Domestic net production in the first quarter was approximately 173,600 BOEPD, comprised of 41% oil, 20% natural gas liquids and 39% natural gas.

2018E Production, Cost and Expense Guidance

Domestic Production
Oil (mbopd)	74
NGLs (mbopd)	38
Natural Gas (mmcfpd)	412
Total (mboepd)	175 - 185

Domestic Expenses ($/BOE)(1)
LOE(2)	$3.43
Transportation(3)	4.95
Production & other taxes	4.7%

General & administrative (G&A), net	$3.44
Interest expense, net	1.42

Effective Tax rate	0 - 5%

CAPEX ($MM)(1)
Drilling & Completion	$1,160
Other	140
Total CAPEX(1)	$1,300

China Production (mbopd)(4)	3 - 5

(1)Cost and expenses are expected to be within 5% of the estimates above

(2)Total LOE includes recurring, major expense and non E&P operating expenses

(3)2018E transportation / processing fees include ~$38 million of Arkoma unused firm gas transportation and ~$21 million of Uinta oil and gas delivery shortfall fees

(4)Full year estimates include the first quarter lifting of 261,000 barrels and planned liftings of approximately 750,000 barrels in the second quarter. Additional liftings totaling approximately 500,000 barrels are planned for the second half of 2018.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. Our U.S. operations are onshore and focus primarily on large scale, liquids-rich resource plays in the Anadarko and Arkoma basins of Oklahoma, the Williston Basin of North Dakota and the Uinta Basin of Utah. In addition, we have a producing oil field offshore China.

**This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “may,” “forecast,” “outlook,” “could,” “budget,” “objectives,” “strategy,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “prospective,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “guidance,” “potential” or other similar expressions are intended to identify forward-looking statements. Other than historical facts included in this release, all information and statements, including but not limited to information regarding planned capital expenditures, estimated reserves, estimated production targets, estimated future operating costs and other expenses and other financial measures, estimated future tax rates, drilling and development plans, the timing of production, planned capital expenditures, and other plans and objectives for future operations, are forward-looking statements. Although, as of the date of this release, Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks, some of which are beyond Newfield’s control and are difficult to predict.  No assurance can be given that such expectations will prove to have been correct. Actual results may vary significantly from those anticipated due to many factors, including but not limited to commodity prices, drilling results, our liquidity and the availability of capital resources, operating risks, industry conditions, U.S. and China governmental regulations, financial counterparty risks, the prices of goods and services, the availability of drilling rigs and other oilfield services, our ability to monetize assets and repay or refinance our existing indebtedness, labor conditions, severe weather conditions, new regulations or changes in tax or environmental legislation, environmental liabilities not covered by indemnity or insurance, legislation or regulatory initiatives intended to address seismic activity, and other operating risks. Please see Newfield’s 2017 Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other subsequent public filings, all filed with the U.S. Securities and Exchange Commission (SEC), for a discussion of other factors that may cause actual results to vary. Unpredictable or unknown factors not discussed in this press release or in Newfield’s SEC filings could also have material adverse effects on Newfield’s actual results as compared to its anticipated results. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release and are not guarantees of performance. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information, please contact Newfield’s Investor Relations department.

Phone: 281-210-5321

Email: IR@newfield.com

1Q18 Actual Results

	Domestic	China	Total
Production/Liftings(1)
Crude oil and condensate (MBbls)	6,451	261	6,712
Natural gas (Bcf)	36.1	—	36.1
NGLs (MBbls)	3,159	—	3,159
Total (MBOE)	15,622	261	15,883

Average Realized Prices(2)
Crude oil and condensate (per Bbl)	$58.09	$65.09	$58.36
Natural gas (per Mcf)	2.70	—	2.70
NGLs (per Bbl)	28.04	—	28.04
Crude oil equivalent (per BOE)	$35.90	$65.09	$36.38

	Domestic	China	Total	Domestic	China	Total
	(In millions)			(Per BOE)
Selected Expenses:
Lease operating	$54	$4	$58	$3.43	$15.72	$3.64
Transportation and processing	78	—	78	5.02	—	4.93
Production and other taxes	24	—	24	1.53	0.57	1.51
General and administrative, net(3)	52	2	54	3.35	4.56	3.37
Other operating expenses (income), net			1			0.09
Interest expense			38			2.39
Capitalized Interest			(15)			(0.93)
Other non-operating (income) expense			(1)			(0.09)

(1)         Represents volumes lifted and sold regardless of when produced.

(2)         Average realized prices including the effects of derivative contracts for our domestic and consolidated crude oil and condensate would have been $52.12 per barrel and $52.63 per barrel, respectively. The average realized price for domestic natural gas would have been $2.88 per Mcf and the average realized price for domestic NGLs would have been $27.87 per barrel. We did not have any derivative contracts associated with our China production as of March 31, 2018.

(3)         Net general and administrative expenses include $13 million, or $0.81 per BOE, of capitalized direct internal costs.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$196	$326
Derivative assets	12	15
Other current assets	438	405
Total current assets	646	746

Oil and gas properties, net (full cost method)	4,187	3,931
Restricted cash	45	40
Other assets	244	244
Total assets	$5,122	$4,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Derivative liabilities	$153	$98
Other current liabilities	691	720
Total current liabilities	844	818

Other liabilities	71	69
Derivative liabilities	46	26
Long-term debt	2,434	2,434
Asset retirement obligations	133	130
Deferred taxes	89	76
Total long-term liabilities	2,773	2,735

Stockholders’ equity:
Common stock, treasury stock and additional paid-in capital	3,258	3,246
Accumulated other comprehensive income (loss)	(1)	—
Retained earnings (deficit)	(1,752)	(1,838)
Total stockholders’ equity	1,505	1,408
Total liabilities and stockholders’ equity	$5,122	$4,961

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in millions, except per share data)

	Three Months Ended
	March 31,
	2018	2017

Oil, gas and NGL revenues	$580	$417

Operating expenses:
Lease operating	58	56
Transportation and processing	78	72
Production and other taxes	24	14
Depreciation, depletion and amortization	133	106
General and administrative	54	47
Other	1	1
Total operating expenses	348	296

Income (loss) from operations	232	121

Other income (expense):
Interest expense	(38)	(38)
Capitalized interest	15	16
Commodity derivative income (expense)	(111)	53
Other, net	1	2
Total other income (expense)	(133)	33

Income (loss) before income taxes	99	154

Income tax provision (benefit)	13	7
Net income (loss)	$86	$147

Earnings (loss) per share:
Basic	$0.43	$0.74
Diluted	$0.43	$0.73

Weighted-average number of shares outstanding for basic earnings (loss) per share	200	199

Weighted-average number of shares outstanding for diluted earnings (loss) per share	200	200

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$86	$147
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	133	106
Deferred tax provision (benefit)	13	9
Stock-based compensation	9	12
Unrealized (gain) loss on derivative contracts	79	(33)
Other, net	1	2
	321	243
Changes in operating assets and liabilities	(61)	(73)
Net cash provided by (used in) operating activities	260	170

Cash flows from investing activities:
Additions to and acquisitions of oil and gas properties and other	(378)	(246)
Proceeds from sales of oil and gas properties	2	(5)
Net cash provided by (used in) investing activities	(376)	(251)

Cash flows from financing activities:
Debt issue costs	(7)	—
Other, net	(2)	(2)
Net cash provided by (used in) financing activities	(9)	(2)

Net increase (decrease) in cash, cash equivalents and restricted cash	(125)	(83)
Cash, cash equivalents and restricted cash, beginning of period	$366	$580
Cash, cash equivalents and restricted cash, end of period	$241	$497

Explanation and Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income (Earnings Stated Without the Effect of Certain Items)

Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts. This measure should not be considered an alternative to net income (loss) as defined by generally accepted accounting principles.

A reconciliation of earnings for the first quarter of 2018 stated without the effect of certain items to net income (loss) is shown below (in millions, except per share data):

	1Q18
	(In millions)	(Per diluted share)
Net Income (loss)	$86	$0.43
Unrealized (gain) loss on derivative contracts	79	0.39
Earnings stated without the effect of the above items	$165	$0.82

Weighted-average number of shares outstanding for per diluted share		200

Discretionary Cash Flow from Operations

Discretionary cash flow from operations represents net cash provided by operating activities before changes in operating assets and liabilities and is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities to discretionary cash flow from operations is shown below:

1Q18
(In millions)
Net cash provided by operating activities	$260
Net changes in operating assets and liabilities	61
Discretionary cash flow from operations	$321